UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
_____________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 24, 2004 (November 19, 2004)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California	92618

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

                On November 19, 2004, Paul S. Summers resigned as Chief Executive Officer and President of VitalStream Holdings, Inc. (the "Company") and its operating subsidiaries.

                In connection with this resignation, the Company and Mr. Summers entered into a Separation Agreement, a copy of which is filed herewith as an Exhibit to this Current Report. Pursuant to the Separation Agreement, Mr. Summers resigned as an officer of the Company and agreed to resign as a director of the Company if requested by the Company in connection with the Company's hiring of a new Chief Executive Officer. Mr. Summers also signed a general release and agreed to cooperate with the Company with respect to business, litigation and other matters.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                On November 19, 2004, Paul S. Summers resigned as Chief Executive Officer and President of the Company and its operating subsidiaries. Mr. Summers continues to serve on the Board of Directors of the Company.

                Philip N. Kaplan, co-founder and Chief Operating Officer of the Company, has been appointed as President of the Company and has resigned as its Secretary. Mr. Kaplan will be the principal executive officer of the Company until a new Chief Executive Officer is appointed.

                Mr. Kaplan, age 38, has served as Chief Operating Officer, Secretary and a director of the Company since its merger with VitalStream, Inc. in April 2002. Prior to the merger, Mr. Kaplan served as Chief Operating Officer, Secretary and a director of VitalStream, Inc. since its inception in March 2000. Mr. Kaplan was also co-founder of AnaServe, Inc. where he held the position of Senior Vice President, Secretary and Treasurer from its formation in 1995 until its acquisition by Concentric Network Corporation in August 1998. Mr. Kaplan remained employed by Concentric until April 1999. Mr. Kaplan received a Bachelor of Arts degree in Economics with a minor in Russian language from the University of California, Davis.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

	Item 99.1	Press Release dated November 19, 2004

	Item 99.2	Separation Agreement dated November 19, 2004

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VitalStream Holdings, Inc.

	By:	/s/ Philip N. Kaplan

Philip N. Kaplan President

Date: November 24, 2004